Exhibit 10.22

Series A Loan Agreement

“Agreement”

of

between

NLS Pharmaceutics AG

Alter Postplatz 2

CH-6370 Stans

“Borrower”

and

Magnetic Rock Investment AG

c/o Ronald Hafner

Weinbergstrasse 72

CH-8703 Erlenbach ZH

“Lender”

(Borrower and Lender each a “Party”

collectively the “Parties”)

Series A Loan Agreement	2	/7

WHEREAS

A.	The Borrower is a Swiss stock corporation with its registered office at Alter Postplatz 2, 6370 Stans, Switzerland, and company no. CHE-447.067.36 active in the area of developing and commercializing the active ingredient Mazindol for the treatment of ADHD.

B.	The Lender has a 40.9% equity stake in the Borrower.

C.	The Lender intends to grant the Borrower a loan in the amount of CHF 500'000 pursuant to the terms and conditions of this Agreement.

D.	It shall be a condition precedent for the granting of the loan that Ronald Hafner, Jürgen Bauer, Peter Ödman, Michael Stein, Petronella Vieceli, Sibylle Rupp-Hafner and Patrick Hafner shall receive certain liquidation preferences with regards to their equity stake in the Borrower from Eric Konofal, Alexander Zwyer, Bruno Figadère and Eric-Jean Desbois (the “Founders”).

E.	The terms and conditions of the liquidation preference shall be governed by a separate agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

As used in this Agreement in capital letters, the terms and abbreviations set forth below shall have the following meaning, if not set forth differently in this Agreement.

Agreement	means this series A loan agreement with all its Appendices, as the same may, from time to time, be amended, novated, supplemented, extended or restated.
Appendix	shall mean any appendix to this Agreement.
Business Day	shall mean a day (other than a Saturday or Sunday) on which banks are open the full day for general business in Zurich, Switzerland.
CHF	shall mean the lawful currency of Switzerland.
CO	shall mean the Swiss Code of Obligations as of March 30, 1911, as amended.
EUR	Shall mean the lawful currency of the European Union.
Section	Shall mean a section of this Agreement
Tax	Shall mean any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Tax Deduction	means a deduction or withholding for, or on account of, Tax from a payment under the Agreement.
USD	shall be the lawful currency of the United States of America.

Series A Loan Agreement	3	/7

2.	Loan Amount

The Lender herewith grants a loan to the Borrower in the amount of CHF 500'000 (“Loan”).

The Loan shall be paid out in two separate tranches as follows:

-	First tranche: CHF 300'000 shall become payable within 2 Business Days after the execution of this Agreement.

-	Second tranche: CHF 200'000 shall become payable within 2 Business Days after the Borrower has provided evidence to the Lender that the Borrower has a) completed the audit for the business year 2019 and b) filed the Form F-1 registration statement under the securities act of 1933 to the Securities Exchange Commission.

The Loan shall be transferred to an account designated by the Borrower.

3.	Conditions Precedent

The Lender shall not be obliged to grant the Loan to the Borrower unless the agreement regarding liquidation preference in the form as attached hereto in Appendix A has been duly executed by the parties thereto.

4.	Interest

4.1.	Regular Interest

The Loan shall bear interest at the rate of 10% per annum, calculated from (and including) the date of receipt of the Loan on the bank account designated by the Borrower to (and including) the Maturity Date (as defined below).

Interest is calculated on the basis of the exact number of days in relation to a year of 360 days (actual/360).

Interest shall be accrued and only becomes due and payable, together with the principal Loan amount, at the Maturity Date (or the date of its earlier repayment) to the bank account indicated by the Lender.

4.2.	Default Interest

In case the Borrower does not make any payment on the due date as foreseen in this Agreement, default interest rate of 15% per annum shall apply.

4.3.	Minimum Interest

When entering into this Agreement, the Borrower and the Lender have assumed that the interest payable at the rates specified in this Agreement is not and will not be subject to any Tax Deduction. Therefore, the Borrower agrees that the interest payable by it under this Agreement are minimal interest rates.

If the interest payments should nevertheless be reduced by any Tax Deduction, the interest rate pursuant to Agreement shall be increased so that the new interest rate minus the Tax Deduction corresponds to the minimum interest rate.

Series A Loan Agreement	4	/7

5.	Purpose

5.1.	Purpose

The Loan shall be used by the Borrower for general financing purposes, for other general corporate purposes and for the payment of fees, costs, and expenses incurred in connection with this Agreement.

5.2.	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

6.	Term, Repayment, Prepayment

This Agreement enters into effect upon execution by the Parties and is concluded for a fixed term until 30. September 2020 (“Maturity Date”).

The entire Loan including accrued and unpaid interest shall become due for repayment on the Maturity Date.

The Borrower is entitled to repay the Loan (in whole or part) including accrued interest thereon prior the Maturity Date without penalty.

Any repayment may be made in CHF or an equivalent amount in EUR or USD.

7.	Collateral

The Loan shall not be secured.

8.	MISCELLANEOUS

8.1.	Confidentiality

The existence as well as the terms and conditions of the Agreement, and any information exchanged among the Parties in connection with the Agreement (all such information collectively “Confidential Information”), shall be kept strictly confidential by each Party. The Parties shall neither use in any form nor disclose to any third party any Confidential Information unless explicitly authorized by this Agreement. The Parties shall ensure that their employees, directors and any other representatives as well as the advisors of each Party to whom any such Confidential Information is entrusted comply with these restrictions.

The term Confidential Information shall not include any information: (i) which as of the time of its disclosure by a Party was already lawfully in the possession of the receiving Party as evidenced by written records, or (ii) which at the time of the disclosure was in the public domain, or (iii) the disclosure of which was previously explicitly authorized by the respective Party.

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the disclosing Party shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

Each Party may use any Confidential Information in accordance with this Agreement.

Series A Loan Agreement	5	/7

8.2.	Notices

Any communication to be made under or in connection with this Agreement shall be made in writing and made by letter or e-mail. The address, fax number and e-mail address for the Parties for any communication or document to be made or delivered under or in connection with this Agreement is:

a)	in the case of the Borrower:

Attention: Alexander Zwyer, NLS Pharmaceutics AG, Alter Postplatz 2, CH-6370 Stans

E-Mail: az@nls-pharma.com

b)	in the case of the Lender:

Attention: Ronald Hafner, Magnetic Rock Investment AG,

E-Mai:

Each Party may change or amend the addresses given above or designate additional addresses for the purposes of this Section 8.2 by giving the other Parties written notice of the new address in the manner set forth in this Section 8.2.

8.3.	Entire Agreement

The Agreement (including the Appendices hereto) constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

8.4.	Partial Invalidity

If at any time any provision of the Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby.

The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties' original intention and shall to the extent possible achieve the same economic result.

8.5.	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

8.6.	Counterparts

The Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

9.	Governing law and jurisdiction

9.1.	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with the substantive laws of Swiss law.

9.2.	Jurisdiction

All disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, validity, binding effect, amendment, breach, termination or rescission shall be subject to the exclusive jurisdiction of the ordinary courts of Zurich, canton of Zurich, Switzerland, venue being Zurich 1.

Series A Loan Agreement	6	/7

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

Magnetic Rock Investment AG

/s/ Ronald Hafner
Name: Ronald Hafner	Name:
Function: Chairman of the Board	Function:

NLS Pharmaceutics AG

/s/ Ronald Hafner	/s/ Alexander Zwyer
Name: Ronald Hafner	Name: Alexander Zwyer
Function: Chairman of the Board	Function: CEO

Series A Loan Agreement	7	/7

Appendix A

Agreement

"Agreement"

of

_____________________________

between

1.	Investors

1.1.	Ronald Hafner, _______

1.2.	Jürgen Bauer, _______

1.3.	Peter Ödman, _______

1.4.	Michael Stein, _______

1.5.	Magnetic Rock Investment AG, _______

1.6.	Petronella Vieceli, _______

1.7.	Sibylle Rupp-Hafner, _______

1.8.	Patrick Hafner, _______

(each an " Investor", collectively the "Investors")

and

2.	Founders

2.1.	Eric Konofal, 2, _______

2.2.	Alexander Zwyer, _______

2.3.	Bruno Figadère, 17, _______

2.4.	Eric-Jean Desbois, _______

(each a "Founder", collectively the "Founders")

(Investors and Founders hereinafter each a "Party", collectively the "Parties")

regarding Liquidation Preference in the equity stake in NLS Pharmaceutics AG

Agreement	2/10

WHEREAS

A.	Magnetic Rock Investment AG intends to grant a loan in the amount of CHF 500'000 to NLS Pharmaceutics AG. The terms and conditions of the loan are governed in a separate agreement (the "Series A Loan Agreement").

B.	Ronald Hafner, Jürgen Bauer, Peter Ödman, Michael Stein and the Founders, inter alios, have entered into a shareholder's agreement regarding the shares of NLS Pharmaceutics AG (formerly: NLS-1 Pharma AG) dated August 31, 2015 which was amended on February 2017 (the "Shareholders' Agreement").

C.	Magnetic Rock Investment AG, Petronella Vieceli, Sibylle Rupp-Hafner and Patrick Hafner shall accede to the Shareholders' Agreement.

D.	The Investors have a 52.59% equity stake in NLS Pharmaceutics AG.

E.	The Founders have a 44.32% equity stake in NLS Pharmaceutics AG.

F.	It shall be a condition precedent for the granting of the Series A Loan Agreement that the Founders grant liquidation preferences to the Investors with regards to their equity stake in NLS Pharmaceutics AG.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

As used in this Agreement in capital letters, the terms and abbreviations set forth below shall have the following meaning, if not set forth differently in this Agreement.

Agreement	shall mean this Agreement, including all of its Appendices.

Appendix	shall mean any appendix to this Agreement.

Article	shall mean an article of this Agreement.

Company	shall mean NLS Pharmaceutics AG, a Swiss stock corporation with registered office at Alter Postplatz 2, 6370 Stans, Switzerland, firm number CHE-447.067.367.

Agreement	3/10

Liquidation Event	Shall mean, with the exception of an IPO, Private Placement or Transfer to Special Purpose Acquisition Companies, any of: (i) a Transfer of more than 50% of Shares and/or completion of the sale or transfer of the legal or beneficial interest in any Shares which would result in a change of control; (ii) a transfer of all or substantially all the assets of the Company; or (iii) a merger or consolidation involving the Company in which the Company is not the surviving entity.

IPO	shall mean the initial public listing of Shares of the Company on an internationally recognized securities exchange.

Private Placement	shall mean a funding round of Shares which are not sold through an IPO, but rather through a private offering to a small number of chosen investors.

Series A Loan	shall mean the loan granted in accordance with the Series A Loan Agreement dated _______________ and as attached hereto in Appendix A.

Series A Loan Agreement	shall mean the agreement dated _______________ and as attached hereto in Appendix A.

Shares	shall mean the shares of the Company.

Special Purpose Acquisition Companies	shall mean publicly-traded investment vehicles that raise funds via an IPO in order to complete a targeted acquisition. They enable private companies to have a unique way to access growth capital in the public markets, while offering investors a way to co-invest side-by-side with best-in-class sponsors.

Total Investment	shall mean the total investments by the Investors which amounts to USD 13'039'110 as of the date of this Agreement.

Transfer	shall mean any sale, assignment, any other disposal or transfer of Shares resulting in a change of ownership over the Shares.

Preference Amount	shall mean a certain percentage of the Total Investment, whereas the Preference Amount shall vary depending on the gross proceeds resulting from a Liquidation Event regarding the Company.

2.	Accession to the Shareholders' Agreement

Magnetic Rock Investment AG, Petronella Vieceli, Sibylle Rupp-Hafner and Patrick Hafner hereby irrevocably and unconditionally accede to the existing Shareholders' Agreement in their capacity as Series A Investors with full rights and obligations.

Magnetic Rock Investment AG, Petronella Vieceli, Sibylle Rupp-Hafner and Patrick Hafner hereby acknowledge and agree that they are in receipt of a full copy of the Shareholder's Agreement (a copy of the shareholders' agreement dated August 31, 2015 and a copy of the accession memorandum and amendment no. 1 to the shareholders' agreement dated February 2017) and have fully understood the content of the Shareholders' Agreement. Further, Magnetic Rock Investment AG, Petronella Vieceli, Sibylle Rupp-Hafner and Patrick Hafner hereby acknowledge and agree to be fully bound by and be entitled pursuant to the terms and conditions of the Shareholders' Agreement.

Agreement	4/10

3.	Relationship to the Shareholders' Agreement

This Agreement between the Parties shall be in addition to the Shareholders' Agreement. Unless otherwise defined herein, capitalized terms shall have the same meaning as in the Shareholders' Agreement.

In the event of any conflict or discrepancies between the provisions of this Agreement and the Shareholder's Agreement, the provisions of this Agreement shall prevail to the extent such conflicts or discrepancies pertain to matters between and among the Investors and the Founders.

4.	Liquidation Preference

4.1.	Conditions

The Liquidation Preference, as defined hereafter in Article 4.2, shall be granted under the following cumulative conditions:

a)	The Series A Loan was paid out in full to the Borrower in accordance with the Series A Loan Agreement; and

b)	The Series A Loan including accrued and unpaid interest has not been fully repaid by the Borrower on its maturity date according to the Series A Loan Agreement; and

c)	A Liquidation Event has occurred.

4.2.	Grant

In case the conditions under Article 4.1 are cumulatively met, the net proceeds (i.e. net of any third party costs and applicable Taxes) resulting from a Liquidation Event shall be distributed between the Investors and the Founders in accordance with the document attached hereto as Appendix B. In case the gross proceeds resulting from a Liquidation Event are between USD 12'500'000 and USD 30'000'000, the Investors are entitled to a preferential distribution of the net proceeds of the Company (the "Liquidation Preference"). For the avoidance of doubt, no Liquidation Preference is granted if the gross proceeds resulting from the Liquidation Event are below USD 12'500'000 or above USD 30'000'000. For the purpose of this Agreement, gross proceeds shall mean the total payment proceeds resulting from a Liquidation Event including upfront, earn-out and deferred payments.

The following example shall illustrate the Liquidation Preference:

Assumption:

The gross proceeds resulting from a Liquidation Event are USD 15'000'000. The total net proceeds to be distributed between all shareholders are USD 10’123’500, the net proceeds to be distributed between the Founders and the Investors are USD 9’809’672.

Calculation of Liquidation Preference:

1) The net proceeds to be distributed between the Founders and the Investors are decreased by 5% of the Total Investment (the "Preference Amount") which amounts to new proceeds to be distributed between the Investors and Founders (the "New Net Proceeds") of USD 9’157’716.

Agreement	5/10

2) The New Net Proceeds are to be distributed pro rata between the Founders and the Investors. Thus, USD 4’963’482 are distributed to the Investors and USD 4’194’234 are distributed to the Founders.

3) In addition, the Preference Amount of USD 651’956 is distributed pro rata between the Investors.

All Parties (i) hereby irrevocably undertake to execute all documents or instruments and to take all required actions and measures to comply with and (to the extent not yet effected) effect the Liquidation Preference, and (ii) hereby irrevocably assign, to the extent required to give effect to the Liquidation Preference, their rights vis-à-vis the Company or a third party acquirer to receive proceeds from the Liquidation Event, and each respective receiving Party hereby accepts such assignment, in each case with effect as per the occurrence of a Liquidation Event. The Company, if applicable, acknowledges its notification of such assignment, by signing this Agreement.

5.	General Provisions

5.1.	Amendments

This Agreement may only be modified or amended by a document duly signed by all Parties. Any provision contained in this Agreement may only be waived by a document duly signed by the Party waiving such provision.

5.2.	Notices

All notices or other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered by registered mail to the addresses mentioned on the cover page of this Agreement.

5.3.	Severability / Good Faith

Should any part or provision of this Agreement be held to be invalid by any competent court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection. The same shall apply if and to the extent that this Agreement is found to contain any gaps or omissions.

5.4.	No Waiver

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement.

5.5.	No Assignment

Except as otherwise provided for in this Agreement, the Parties shall not assign this Agreement or any rights or obligations hereunder to any third party without the prior written consent of the other Party.

5.6.	Appendices

All Appendices form an integral part of this Agreement.

Agreement	6/10

5.7.	Confidentiality

The Parties undertake to respect confidentiality as regards to the execution and the terms of this Agreement, and to abstain from disclosing the existence of this Agreement, its contents and all information provided to it by the other Party in connection with the negotiation of this Agreement without prior written approval of the other Party. Either Party, however, shall be entitled to disclose confidential information to the extent that one of the Parties is requested to such disclosure by applicable law or regulations or court proceedings.

6.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

All disputes arising out of or in connection with the present Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved by the ordinary courts of the Canton of Zurich, the venue being Zurich 1.

[signatures on the next page]

Agreement	7/10

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above.

Investors

/s/ Ronald Hafner	/s/ Jürgen Bauer
Ronald Hafner	Jürgen Bauer

/s/ Peter Ödman	/s/ Michael Stein
Peter Ödman	Michael Stein

/s/ Petronella Vieceli	/s/ Sibylle Rupp-Hafner
Petronella Vieceli	Sibylle Rupp-Hafner

/s/ Patrick Hafner
Patrick Hafner

Magnetic Rock Investment AG

/s/ Ronald Hafner
Name: Ronald Hafner	Name:

Agreement	8/10

Founders

/s/ Eric Konofal	/s/ Alexander Zwyer
Eric Konofal	Alexander Zwyer

/s/ Bruno Figadère	/s/ Eric-Jean Desbois
Bruno Figadère	Eric-Jean Desbois

Acknowledged by

NLS Pharmaceutics AG

/s/ Alexander Zwyer	/s/ Ronald Hafner
Name: Alexander Zwyer Function: CEO	Name: Ronald Hafner Function: Chairman of the board

Agreement	9/10

Appendix A

Agreement	10/10

Appendix B